   INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934


Check the appropriate box:

[ ]    Preliminary Information Statement
[ ]    Confidential, for use of the Commission only (as permitted by Rule
       14c-5(d)(2)
[X]    Definitive Information

                           SPECTRUM LABORATORIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         1)       Title of each class of series to which transaction applies:
                  COMMON STOCK

         2)       Aggregate number of securities to which transaction applies:
                  112,468

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated And state how it was determined): $2.56
         4)       Proposed maximum aggregate value of transaction:  $ 287,918

         5)       Total fee paid 0
[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount previously paid:

         2) Form, Schedule or Registration Statement No.:

         3) Filing Party:

         4) Date Filed:

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                           SPECTRUM LABORATORIES, INC.

                                 18617 BROADWICK
                       RANCHO DOMINGUEZ, CALIFORNIA 90220

                              INFORMATION STATEMENT

To the Stockholders of Spectrum Laboratories, Inc.

         This Information Statement is being mailed to our stockholders on November 2, 2005 to advise them that Spectrum Laboratories, Inc. ("Spectrum") has decided to amend its Certificate of Incorporation to effectuate a 1 to 25,000 reverse stock split. As a result of the reverse stock split, Spectrum will have only three stockholders. The common stock of Spectrum will cease to be listed on the OTC Bulletin Board after the reverse split, and Spectrum will cease to file periodic reports with the Securities and Exchange Commission. The reverse stock split has been approved unanimously by the Board of Directors at a meeting on October 6, 2004 and by holders of 98.4% of the outstanding shares of Common Stock by written consent pursuant to the Delaware General Business Law. Spectrum plans to amend its certificate of incorporation on or after the expiration of twenty days following the date this Information Statement is mailed to our stockholders.

         WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


                                              Sincerely,


                                              /s/ Roy T. Eddleman

                                              Roy T. Eddleman
                                              Chief Executive Officer

November 2, 2005


--------------------------------------------------------------------------------

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                        NOTICE OF THE REVERSE STOCK SPLIT

          AGREEMENT BY THE WRITTEN CONSENT OF THE MAJORITY STOCKHOLDERS

         Approval of the 1 TO 25,000 reverse stock split required the vote or written consent of the holders of a majority of the outstanding shares of Spectrum common stock entitled to vote at an annual or special meeting of stockholders.

         On October 6, 2004, holders of 5,230,048 shares representing 98.4 % of the outstanding shares entitled to vote approved the reverse stock split and executed a written consent pursuant to which they adopted the common stock. On that date, 5,312,468 shares of Spectrum common stock were outstanding and the shareholders executing the consent, Roy T. Eddleman, Thomas Girardi and Walter Lack, also constitute a majority of the Board of Directors of the Corporation.

         This Information Statement notifies Spectrum's stockholders that stockholder adoption of the reverse stock split has been obtained in accordance with Section 228 of the Delaware General Corporation Law. As permitted by the Delaware General Corporation Law, no meeting of Spectrum's stockholders is being held to vote on the reverse stock split.

         Stockholders owning less than 25,000 shares prior to the reverse stock split will receive a cash payment of $2.56 for each share of stock. Stockholders owning more than 25,000 shares shall receive a cash payment of $2.56 per share for each share representing a fractional interest.

         YOU ARE ADVISED TO REVIEW CAREFULLY THE ENTIRE INFORMATION STATEMENT, INCLUDING ALL APPENDICES TO THE INFORMATION STATEMENT. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS TO YOU EXCEPT FOR THE STATEMENTS THAT ARE CONTAINED IN THIS INFORMATION STATEMENT, AND YOU SHOULD NOT RELY UPON SUCH OTHER INFORMATION OR STATEMENTS.

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                                TABLE OF CONTENTS
                                -----------------
                                                                            PAGE
                                                                            ----
SUMMARY TERM SHEET.............................................................5

SPECIAL FACTORS................................................................7

FAIRNESS OF THE REVERSE STOCK SPLIT...........................................11

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF...............................22

TRADING MARKET AND STOCK PRICE................................................24

EXCHANGE OF CERTIFICATES AND PAYMENT..........................................25

COST OF THE REVERSE STOCK SPLIT...............................................26

FINANCIAL STATEMENTS AND FINANCIAL INFORMATION ...............................27

APPENDIX A FAIRNESS OPINION...................................................30

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SUMMARY TERM SHEET

Purpose of the Reverse Stock Split

         The primary reason for the Reverse Stock Split is to bring the number of holders of the Company's common stock below 300 so that the Company will no longer have the expense of filing ongoing reports with the Securities and Exchange Commission ("SEC"). The Company has decided to do a reverse stock split as the method to reduce the number of shareholders, since this method provides shareholders owning less than 25,000 shares of the Company's currently outstanding common stock the opportunity to dispose of their shares in a simple manner, at a favorable price and without having to pay brokerage commissions. Aside from the three shareholders who have approved the transaction and own 98.4% of the issued and outstanding account, the only other holder of any significance was a depository account holding in excess of 20,000 shares for what the Company believes to be additional small shareholders. The ratio of 1-for-25,000 was selected in order to maximize the number of shareholders (record and beneficial owners) who could be cashed out. See SPECIAL FACTORS -- Purpose of the Reverse Stock Split.

Terms of the Reverse Stock Split

         As used throughout this Information Statement, the term "Reverse Stock Split" refers to a transaction consisting of the following steps:

         o Effective upon the filing of an amendment to Spectrum's Certificate of Incorporation, we will undertake a l-for-25,000 reverse stock split of our common stock, pursuant to which a holder of 25,000 shares of our common stock immediately before the reverse stock split will hold one share of our common stock immediately after the Reverse Stock Split.

         o Any shareholder owning less than 25,000 shares of our common stock in any discrete account immediately before the reverse stock split will receive cash in exchange for the resulting fractional share of that common stock and will no longer be a shareholder of Spectrum. We will pay each of these shareholders an amount equal to $2.56 per share of our common stock held by them immediately before the reverse stock split.

         o Shareholders owning more than 25,000 shares will receive a payment of $2.56 per share for shares held prior to the Reverse Stock Split not evenly divisible by 25,000.

         o The board of directors made this determination in good faith, based upon a fairness opinion received by Seidman & Co., an independent financial valuation company, as described in greater detail in the section of this Information Statement titled, "SPECIAL FACTORS" and "FAIRNESS OF THE REVERSE STOCK SPLIT."

EFFECT OF GOING PRIVATE TRANSACTION

         Following the reverse stock split, we will have only 3 record shareholders and, as a result, we intend to terminate our status as a reporting company under the provisions of the 1934 Act. This will mean that we will no longer be required to file reports with the SEC or be classified as a public company. Shares will no longer be quoted on the OTC Bulletin Board as a result of going private, there will be less information publicly available about the Company. However, the shareholders are all directors and have access to information. See SPECIAL FACTORS -- Effects of the Reverse Stock Split.

REMAINING SHAREHOLDERS

         As a result of the transaction the Company will have three (3) shareholders, Roy T. Eddleman, Thomas Girardi and Walter Lack, each of whom is also currently a director. Mr. Eddleman is also the CEO. Together they will own 100% of the outstanding shares.

WHY THE COMPANY IS GOING PRIVATE

         Over the past five (5) years, trading in the Company's common stock has been extremely light averaging four or five trades per quarter and only 1.6% of the Company's shares are in the hands of the public. As a result, Company shares are quoted in the "OTC Bulletin Board" with no expectation of the shares ever trading on larger, more active exchanges such as the NASDAQ. Furthermore, the Company has not in the past and does not anticipate in the future using shares of its common stock for acquisition purposes, stock dividends or other uses for which a public traded stock would be advantageous. Due to the foregoing, the Company no longer felt that the substantial cost both in time and money required to maintain the Company's reporting obligations under the 1934 Act were justified given the minimal benefits accruing to the Company. Furthermore, in light of certain recent legislative initiatives including the Sarbanes-Oxley Act of 2002, the Company anticipates that its compliance costs and professional fees related to remaining a reporting company will be increase substantially. As a result, the Company's board of directors determined that it was in the Company's best interest to implement the Reverse Stock Split at this time and, thereafter, terminate its reporting obligations under the 1934 Act. See SPECIAL FACTORS - "Reasons for the Reverse Stock Split."

WHY A REVERSE STOCK SPLIT WAS DETERMINED APPROPRIATE

         The Board of Directors considered various alternative methods of going private but decided that the Reverse Stock Split format provided the best alternative. The Reverse Stock Split format would (i) insure that the number of remaining shareholders would enable the Company to delist; (ii) accomplish the transaction with related expenses that were deemed reasonable relative to the size of the transaction and the anticipated savings; and (iii) provide shareholders owning less than 25,000 shares of common stock with a convenient and fair cash-out of their interest in the Company. At the present time, the Company has sufficient cash resources to pay out its minority shareholders without borrowing or financing the pay out. See SPECIAL FACTORS and EXCHANGE OF STOCK CERTIFICATES and PAYMENT.

FAIRNESS TO UNAFFILIATED SHAREHOLDERS

         The Company and Roy Eddleman, Thomas Girardi and Walter Lack in their individual capacities believe that the Reverse Stock Split is substantively and procedurally fair to the Company's unaffiliated shareholders who will become entitled to receive a cash payment of $2.56 per share. There are no unaffiliated shareholders who will be receiving shares. The Board has unanimously approved the Reverse Stock Split. The Company and Messrs. Eddleman, Girardi and Lack in making this determination relied upon a financial opinion prepared by Seidman and Co. and considered other factors such as net book value, liquidation value, going concern and lack of approval by unaffiliated shareholders and failure to obtain a representative. Throughout this document the terms "unaffiliated stockholders", "public minority shareholders" and "minority common stockholder" are used interchangeably by the company Seidman & Co.

SHAREHOLDER VOTE REQUIRED

         Under Delaware law, the amendment to the Certificate of Incorporation to accomplish the Reverse Stock Split requires the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote at the meeting. Three shareholders owning 98.4% of the issued and outstanding shares have approved the transaction by written consent. Under Delaware law, and pursuant to the Company's charter documents, it is not necessary for the remaining shareholders to consent or vote their shares to amendment to the Certificate of Incorporation.

DISSENTER'S RIGHTS

         Delaware law and the Company's charter and by-laws do not provide for dissenter's rights in conjunction with the proposed Reverse Stock Split.

EFFECTIVE DATE

         The Reverse Stock Split would be effective upon the filing of an amendment to our Certificate of Incorporation with the Secretary of State of Delaware. It is anticipated that this filing will be made as soon as possible after the expiration of a twenty (20) day period from the date of mailing of this Information Statement.

TAX CONSEQUENCES

         The anticipated federal income tax consequences to both continuing shareholders and those shareholders being cashed-out in the Reverse Stock Split transaction is set forth under the section "FEDERAL INCOME TAX CONSEQUENCES OF REVERSE STOCK SPLIT."

INTERESTS OF CERTAIN PERSONS

         Messrs, Eddleman, Girardi and Lack who constitute a majority of his Board of Directors own 98.4% of the Company's outstanding common stock and after the reverse stock splits will own 100%. Mr. Eddleman is the Chief Executive Officer.

SPECIAL FACTORS

PURPOSE OF REVERSE STOCK SPLIT

         The purpose of the Reverse Stock Split is to acquire for cash the equity interests in Spectrum of each of the approximately 450 record holders of common stock [excluding the three holders of 98.4% ("Majority Share Holders")], as well as an indeterminate number of beneficial holders of common stock held in the names of nominees, that, as of the effective date of the Reverse Stock Split (as described below), own fewer than 25,000 shares of common stock. The purchase price is $2.56 per share of common stock owned immediately before the Reverse Stock Split.

         By purchasing the shares of the holders of fewer than 25,000 shares, we will:

         o        Eliminate the cost of maintaining small shareholder accounts;

         o Permit these small shareholders to receive cash for all of their shares without having to pay brokerage commissions, as we will pay all transaction costs in connection with the Reverse Stock Split; and

         o Reduce the number of Spectrum's shareholders of record to 3 persons, which will allow us to terminate our reporting obligations under the 1934 Act.

REASONS FOR REVERSE STOCK SPLIT

         We incur direct and indirect costs associated with compliance with the Securities and Exchange Commission's filing and reporting requirements imposed on public companies. The cost of this compliance is expected to increase further with the implementation of the provisions of the Sarbanes-Oxley Act of 2002 by the Company. We also incur substantial indirect costs as a result of, among other things, the executive time expended to prepare and review our public filings. Since we have relatively few executive personnel, these indirect costs can be substantial. We estimate that it costs the Company $300,000 per year to be a public Company and that we would save $170,000 per year if we were private. In addition, the public disclosure we are required to make under the 1934 Act places us at a competitive disadvantage by providing our non-public competitors with detailed information about our operations and financial results while we do not have access to similar information about these competitors.

         We have not derived significant benefits from maintaining a public trading market. Our weekly trading volume during 2004 has averaged less than 360 shares, with no buying or selling occurring on most days. Our board of directors does not presently intend to raise capital through sales of securities in a public offering or to acquire other business entities using stock as consideration. Accordingly, we are not likely to make use of any advantage for raising capital, effecting acquisitions or other purposes that our status as a reporting company may offer.

         The Company believes that there is no liquidity for the holders of shares. With a public float of 1.6% and a low, average trading volume, the Company does not believe that a substantive number of its public shareholders would ever be able to liquidate their holdings at any time.

         In light of these circumstances, our board of directors believes that it is in our best interests to undertake the Reverse Stock Split at this time to enable us to deregister our common stock under the 1934 Act, which will relieve us of the administrative burden, cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements imposed under the 1934 Act.

EFFECTS OF REVERSE STOCK SPLIT ON SHAREHOLDERS WITH FEWER THAN 25,000 SHARES OF COMMON STOCK IN A DISCRETE ACCOUNT

         Shareholders holding fewer than 25,000 shares of our common stock immediately before the Reverse Stock Split (referred to as "Cashed Out Shareholders"):

         o Will not receive a fractional share of Spectrum common stock as a result of the Reverse Stock Split;

         o Will instead receive cash equal to $2.56 per share for each share of our common stock held immediately before the Reverse Stock Split;

         o Will have no further ownership interest in Spectrum with respect to cashed out shares, and will no longer be entitled to vote as shareholders or share in our assets, earnings or profits;

         o Will not have to pay any service charges or brokerage commissions in connection with the Reverse Stock Split;

         o Will receive cash for Spectrum common stock held immediately before the Reverse Stock Split in accordance with the procedures described in this Information Statement; and

         o Will not receive any interest on cash payments owed as a result of the Reverse Stock Split.

         All amounts owed to Cashed Out Shareholders as a result of the Reverse Stock Split will be subject to applicable federal and state income taxes and state abandoned property laws.

EFFECT OF REVERSE STOCK SPLIT ON MAJORITY SHAREHOLDERS

         If the Reverse Stock Split is implemented, the Majority Shareholders:

         o Will receive one new share of Spectrum common stock for every 25,000 shares of common stock held immediately before the Reverse Stock Split. Any resulting fractional shares of common stock shall be entitled to receive payment of $2.56 per share;

         o        Mr. Eddleman's shares will be reduced from 4,320,128 to 173.
                  Mr. Girardi's shares will be reduced from 800,002 to 32. Mr. Lack's shares will be reduced from 109,918 to 4. Eddleman, Girardi and Lack will receive respectively cash payments of $51,527.68, $5.12 and $25,390.08 for fractional shares at the rate of $2.56 per share

         o Will be the only persons entitled to vote as shareholders or share in our assets, earnings, or profits.

         It is expected that upon the completion of the Reverse Stock Split, our directors and executive officers will own approximately 209 shares or 100% of our common stock of the then issued and outstanding shares of our common stock, as compared to 5,230,048 shares and approximately 98.4% prior to the Reverse Stock Split. Our common stock will have an approximate book value of $1.96 per share prior to and $49,000 per share after the Reverse Stock Split.

EFFECT OF REVERSE STOCK SPLIT ON MARKET FOR SHARES

         Our common stock is currently quoted on the OTC Bulletin Board, a centralized quotation service that collects and publishes market maker quotes for OTC securities. In the event that we terminate the registration of our common stock under the 1934 Act, our common stock will cease to be eligible for trading on any securities market.

         Shares no longer outstanding as a result of the Reverse Stock Split will revert back to authorized but unissued shares of the Company. The Company does not anticipate issuing shares in the foreseeable future except with regard to the exercise of outstanding options or other compensatory purposes.

EFFECT OF THE REVERSE STOCK SPLIT ON SPECTRUM

         The Reverse Stock Split will affect the public registration of our common stock with the Securities and Exchange Commission under the 1934 Act, as we intend to apply for termination of such registration as soon as practicable after the Reverse Stock Split.

         The Reverse Stock Split will reduce significantly the number of Spectrum shareholders to three (3) and the number of outstanding shares of our common stock to 209. The completion of the Reverse Stock Split and the deregistration of our common stock under the 1934 Act will render our common stock ineligible for listing on any stock exchange including the OTC Bulletin Board.

         We have no current plans to issue common stock other than pursuant to our existing stock option plans, but we reserve the right to do so at any time and from time to time at such prices and on such terms as our board of directors determines to be in the best interests of Spectrum and its remaining shareholders. Continuing Shareholders will not have any preemptive or other preferential rights to purchase any of our stock that we may issue in the future, unless such rights are specifically granted to the shareholders.

ALTERNATIVES TO REVERSE STOCK SPLIT

         Our Board of Directors considered other alternative methods for reverting to the status of a private company including a merger into a privately held company or an issuer tender offer in addition to a reverse stock split transaction. The Board felt that the cost of setting up a private company was expensive in view of the size of the transaction. In addition, real property leases of the Company require landlord approval for mergers and the Board did not want to deal with a landlord given the size of the transaction. Accordingly, the Board rejected the alternative of a merger. A tender offer was also rejected since the Company has a number of small shareholders with 82,000 shares held by approximately 450 people and the Board felt that, based on historical experience on other occasions when a vote was sought a number would not even respond, making a reverse stock split still necessary. After an initial evaluation of these alternative methods, the board of directors determined that the Reverse Stock Split transaction was the least costly and most expeditious means to take Spectrum private. Other than its initial evaluation, the Board did not spend any additional time on investigating alternatives to a reverse stock split for taking the Company private. The Board of Directors did not consider selling the company to a third party since the Majority Shareholders have no interest in doing so.

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CONFLICTS OF INTEREST

         The majority of the Board (Messrs, Eddleman, Girard and Lack) who own 98.4% before the reverse stock split and will own 100%, after the reverse stock split have a potential conflict of interest in the transaction. This potential conflict was another reason the Board utilized an independent financial advisor to render a fairness opinion.

OPINION

         In order to provide a fair and unbiased consideration of this going private transaction, our board of directors and Messrs. Eddleman, Girard and Lack individually relied upon a fairness opinion prepared by Seidman & Co., Inc. as well as other factors. See "Fairness of Reverse Stock Split" and Appendix A, Seidman Opinion.

         Throughout the discussions on this issue, Mr. Eddleman took the lead and was the chief proponent for going public. All Board decisions on the subject were, however, unanimous.

BENEFIT TO PARTIES

         Spectrum anticipates saving approximately $170,000 per year and will no longer incur the expense of compliance. Employees who spend time on compliance will be able to work on other activities. The Cashed-Out Shareholders will receive $2.56 per share and will not have to pay brokerage commissions. The Majority Shareholders will own 100% of the Company rather than 98.4%. The net book value of their shares will increase from $1.96 per share prior to the reverse stock split to $49,000 after. They will be entitled to 100% of the net earnings.

DETRIMENTS TO THE PARTIES

         Spectrum will no longer have access to public markets and may find it difficult to raise capital if it needs to do so. The Majority Shareholders will lose the ability to sell shares in the open market. The Cashed-Out Shareholders will not be able to participate in the future growth of the Company and any increase in market value of their shares.

FAIRNESS OF THE REVERSE STOCK SPLIT

         In July, 2004, the Board began exploring the concept of taking the Company private. Telephone discussions were had between Roy T. Eddleman, Chief Executive Officer, Board member and majority shareholder, and Cowan, Liebowitz and Latman, PC ("CLL"), the Company's outside legal counsel, to ascertain, among other things, what would be the best strategy for the Company going forward; being a publicly traded entity or a private entity. In deciding to go private, the Board considered the following matters: (1) the breakdown of the beneficial ownership of the Company's outstanding Common Stock before and after implementation of the proposed reverse stock split, (2) the stockholder concentration that would result from the proposed reverse stock split, (3) the projected costs to the Company of maintaining its status as a public company and the assumptions underlying those projections, (4) the projected costs to the Company of implementing the proposed reverse stock split and the assumptions underlying those projections, (5) the advantages and disadvantages of the alternative methods of taking the Company private, (6) the ability of stockholders to purchase additional shares prior to the implementation of the proposed reverse stock split in light of the limited liquidity of the trading market for the Company's Common Stock, (7) the impact that the implementation of the proposed reverse stock split would have on the Company's business arrangements, and (8) the steps to be taken by the Company to minimize the adverse impact of predatory derivative actions that may arise from the announcement of a decision to implement the proposed reverse stock split. Various methods to accomplish a going private transaction were reviewed including an examination of a cash-out merger, a self tender offer followed by a cash-out merger, a reverse stock split, and a sale of the Company's assets followed by dissolution of the Company. These matters were discussed by the Board at its meeting on July 19, 2004 at which meeting all members of the Board were present. At that meeting, the Board determined that if the Company were to go private, a reverse stock split was the preferable method since it was the least costly method and would result in the shareholders were paid a fair amount without paying brokerage commissions. Mr. Eddleman, the Company's largest shareholder, was the chief proponent of the Company going private and took the lead in discussing the issues at Board meetings. All decisions of the Board concerning the decision to become a private company were unanimous and at this meeting, the Board concluded that there were no compelling reasons for the Company to remain a public company.


         The Board also considered the issue of Board member independence at its July 19, 2004 Board meeting at which all Board members were present. Out of a five member Board, only two members were not stockholders. Such members, however, did possess small numbers of unexercised stock options. The Board determined that in order to avoid any appearance of impropriety, it was in the best interests of the unaffiliated holders of the Company's Common Stock, to determine that no Board member was independent. Accordingly, the Board concluded that a special committee of directors could not be formed. This position was supported by advice to the Board from the Company's legal counsel.


         The Board also considered whether it was necessary to seek the vote of unaffiliated shareholders for the transaction or to cause a special representative to be appointed to represent the interests of the unaffiliated shareholders. The Board could have chosen to require approval of the unaffiliated shareholders or of a majority of such unaffiliated shareholders who voted. The Board chose not to do so for the following reasons. The Board noted that the vote of a majority of the unaffiliated shareholders was not required under Delaware law. The Board also noted that only a small number of the approximate 450 unaffiliated Shareholders holding small amounts of shares have historically been active and consistently voted shares at shareholder meetings. Also shares held by brokers could not be voted without consent and, therefore, those shares might be unlikely to be voted as well. Since consent was not required and since only a few holders holding a small number of shares in the past had ever voted, the Board decided not to seek the consent of the unaffiliated shareholders or a majority of the unaffiliated shareholders voting at a meeting. The Board could have decided to appoint an unaffiliated representative to represent the unaffiliated shareholders but chose not to do so. In making this decision, the Board noted it had no requirement to appoint such a representative under Delaware law; that the reverse stock split would result in both affiliated and unaffiliated shareholders receiving the same consideration for fractional shares so that there was no price for an unaffiliated representative to negotiate; and that the Board as a group had long standing familiarity with the company, its financial situation and prospects. The Board also was prepared to seek a fairness opinion from an independent financial expert as to the consideration to be paid to the unaffiliated shareholders. The Board felt that the fairness opinion would be an important safeguard for the unaffiliated shareholders. For the foregoing reasons the Board determined not to appoint an unaffiliated representative to represent the interests of the unaffiliated shareholders. All decisions reached by the Board were unanimous and included the consent of the four members who were not employees.

         The Board determined at the meeting that if the Company were to engage in a going private transaction, it would be necessary and appropriate to hire an independent investment banker to render a fairness opinion to the Board with respect to the values to be paid for any fractional shares of Common Stock that may exist after a reverse stock split. The Board authorized Mr. Eddleman to contact an investment banker.

         The Board also determined that a one to 25,000 reverse stock split was appropriate. In making this conclusion the Board relied on the fact that the only other substantial record holder (in excess of 20,000 shares but less than 25,000) was a depository account and the reverse stock split would enable the beneficial holders of shared held in such account to also receive cash consideration.

         Subsequent to that meeting, the Chief Executive Officer directed company counsel to contact Seidman and Company, an investment banking firm familiar to him about the possibility of taking the Company private, and the aspects of rendering a fairness opinion on such a transaction. Seidman is a well known investment banking firm experienced in rendering such opinions. Seidman had previously advised the Company in a merger transaction eight years prior so that the Board was aware of Seidman's competence and experience. Mr. Eddleman determined that he was satisfied with Seidman's competence and experience, and did not want to interview other candidates or to contact any other company about a fairness opinion. There was no other business relationship among the Company, Seidman, and their respective officers and directors other than the prior engagement. This telephone conversation was an informal fact finding session used to gather information from Seidman and Company about the processes with which it had been involved in taking a publicly held corporation private, the experience Seidman and Company had with taking a publicly held corporation private, the time frames associated with the various methods of taking a publicly held corporation private, the type information about the Company that would be required by Seidman and Company to render a fairness opinion, public information about other corporations that were in the process of going private, general information about premiums paid to cashed out shareholders, Seidman's availability to render services to the Company if it were to proceed with a going private transaction, to ascertain whether Seidman and Company had any conflict of interest representing the Company, and the anticipated costs to be charged by Seidman and Company to the Company if it were to proceed with a going private transaction. No written material was provided by Seidman and Company to the Company in connection with this telephone conversation. Company counsel reported to Mr. Eddleman concerning the foregoing matter. At its August 20, 2004 Meeting, at which all members were present, Mr. Eddleman reviewed the information provided by Seidman and requested that the Board approve the appointment of Seidman. The Board then determined that Seidman and Company had the appropriate expertise and experience to advise on the fairness of the transaction and determined it was not necessary to interview any other candidates. On August 20, 2004, the Company engaged Seidman.

         At the same meeting, the Board continued its going private discussions. In deciding to go private, the Board considered the following matters: (1) the breakdown of the beneficial ownership of the Company's outstanding Common Stock before and after implementation of the proposed reverse stock split, (2) the stockholder concentration that would result from the proposed reverse stock split, (3) the projected costs to the Company of maintaining its status as a public company and the assumptions underlying those projections, (4) the projected costs to the Company of implementing the proposed reverse stock split and the assumptions underlying those projections, (5) the advantages and disadvantages of the alternative methods of taking the Company private, (6) the ability of stockholders to purchase additional shares prior to the implementation of the proposed reverse stock split in light of the limited liquidity of the trading market for the Company's Common Stock, (7) the impact that the implementation of the proposed reverse stock split would have on the Company's business arrangements, and (8) the steps to be taken by the Company to minimize the adverse impact of predatory derivative actions that may arise from the announcement of a decision to implement the proposed reverse stock split.

         At the meeting on September 6, 2004 the Board and Messrs. Eddleman, Girardi and Lack discussed a price to be paid for shares. They noted that in the prior nine months since January 1, 2004 there had been only fifteen reported sales and purchase transactions. Even though the market was limited and trading was small they felt that the price an unaffiliated third party would pay for a share was an important factor, especially since information to make an investment was available to the public through the Company's filings with Securities and Exchange Commission under the 1934 Act. Thirteen transactions had occurred at various days and prices and two transactions on consecutive days for the same price of $2.10. The low price for the period was $1.70 (February 3) and the high price was $4.00(February 13). They were not aware of any event which could explain an increase of 170 percent in the stock price in nine days. They noted that $2.10 was the only price which at which two buyers and two sellers made trades at approximately the same time and they viewed the completion of the two transactions as a supporting a $2.10 price rather than looking at a single transaction.. They were aware of the fact that minority shareholders received a premium over market price and Mr. Eddleman advised that a premium of approximately twenty percent above the market price was common. After discussion they unanimously decided to increase the price to $2.56 which was 22% more than the September 1st and September 2nd price. They did not employ any other analysis of price because they felt that a fairness opinion utilizing more sophisticated valuation techniques would confirm if the price was fair and after reviewing the opinion they would have the option of changing the price if they felt a change was needed. At this meeting and throughout the process of making final decisions, Mr. Eddleman the largest shareholder of the Company and its CEO took the lead in proposing and promoting the going private concept. All Board decisions on the issue, however, were unanimous and each of Messrs, Eddleman, Girardi and Lack, acting individually, and as a shareholder, approved all Board decisions as his own.


         At a meeting on October 6th each of the Board, with all members present, reviewed the fairness opinion of Seidman and each of Messrs. Eddleman, Girardi and Lack analyzed the following additional factors:


         Lack of Approval by Unaffiliated Shareholders. The Board and Messrs, Eddleman, Girardi and Lack individually considered the impact this factor had on fairness. They noted that historically only a very small number of unaffiliated shareholders owning a very small number of shares ever voted at meetings when their consent had been solicited. Based on experience, they believed that only a very small number of unaffiliated shareholders holding a very small number of shares would actually vote for or against the transaction if their approval was solicitated. They weighed that anticipated result against the time and expense of solicitation of approval, the fact that all shareholders were to receive the same consideration for fractional shares and the existence of a fairness opinion, and concluded that the transaction was fair even though the procedural safeguard of seeking consent was not in effect.

         Failure to Retain a Representative. The Board and Messrs, Eddleman, Girardi and Lack considered whether failure to retain a representative to act on behalf of unaffiliated shareholders had an impact on fairness. In considering this issue, they determined that there was no substantial issue for a representative to negotiate on behalf of unaffiliated shareholders since all shareholders were to receive the same price for fractional shares and there was a fairness opinion from an expert which concluded that the price was fair from a financial point of view. They also concluded that retaining such representative would be costly and under the circumstances not the best use of corporate assets. Based on the foregoing determinations, they concluded that the transaction was fair even though the procedural safeguard of appointing a representative was not followed.


         Net Book Value. The net book value for the period ending September 25, 2004 was approximately $2.08 per share. Since that amount was less than the amount of $2.56 which the Board and Messrs, Eddleman, Girardi and Lack had approved, the net book value was not an important factor in determining fairness.

         Liquidation Value. The Board and Messrs, Eddleman, Girardi and Lack did not consider liquidation value to be relevant. They felt that the Company's assets were fully deployed in the business and that if the assets were sold and the Company liquidated, the amount per share available for distribution would not be more than book value given the selling costs, commissions and taxes involved in a liquidation. The Company was prepared to pay a price in excess of book value so that book value was not relevant.

         Going Concern Value. The Board and Messrs. Eddleman, Girardi and Lack concluded that the Seidman opinion adequately dealt with valuing the business as a going concern and that there was no additional discussion necessary.

         Prior Stock Purchase by Director. The Board and filing persons concluded that the stock purchase by Mr. Lack in February, 2004 of 7,595 shares at a price of $2.52 per share had no relevance to the fairness of the transaction since the price offered to the shareholders $2.56 per share was higher.

         Termination of Public Sale Opportunities. Following the reverse stock split and the deregistration of its common stock, the public market for shares of common stock will be eliminated. Stockholders will no longer have the option of selling their shares on the open market. However, the current public market for our common stock is highly illiquid; therefore, the Board and Messrs, Eddleman, Girardi and Lack individually, believe that any further loss of liquidity will have little effect on unaffiliated stockholders and will be outweighed by the benefits of going private. Additionally, the effect of further losses of liquidity will have the same effect on all of stockholders, both affiliated and unaffiliated.

         Termination of Publicly Available Information. Upon termination of the registration of our common stock, the Company will no longer file, among other things, periodic reports with the SEC, and information regarding operations and financial results will no longer be available. Remaining stockholders, however, will have a limited right to obtain such information under Delaware law. The Board and Messrs, Eddleman, Girardi and Lack individually, do not believe this factor makes the transaction unfair to unaffiliated stockholders because any detriment that may result from termination of public filings will be offset by the benefits to the Company of no longer being a public company.

         Inability to Participate in Future Increase in Value of our Common Stock. Shareholders who will be cashed out will have no further interest in the Company and thus will not have the opportunity to participate in the potential upside of any increase in the value of the common stock. However no increase can be reliably predicted and the Board received an opinion from an outside expert. After considering all of these factors, the Board and Messrs, Eddleman, Girardi and Lack individually, determined that this factor did not have a serious impact on fairness.


         AFTER CONSIDERING ALL OF THE ABOVE FACTORS THE BOARD UNANIMOUSLY AND EACH OF MESSRS, EDDLEMAN, GIRARDI AND LACK INDIVIDUALLY CONCLUDED THAT THE REVERSE STOCK SPLIT IS SUBSTANTIVELY AND PROCEDURALLY FAIR TO THE COMPANY'S UNAFFILIATED SHAREHOLDERS. BOTH THE BOARD AND THE EACH OF MESSRS, EDDLEMAN, GIRARDI AND LACK ANALYZED THE SAME FACTORS IN REACHING THIS CONCLUSION.


         On October 12, 2004, the Company issued a press release indicating that the Board had approved a reverse stock split using a ratio of one (1) share of common stock for 25,000 shares of existing Common Stock as part of a going private transaction and that fractional shares remaining after the reverse stock split would be purchased by the Company at $2.56 per share of pre-split Common Stock.

         Other than the discussion had by the members of the Board and management described herein and occasional informal telephone conversations between directors, or directors and management, there has been no other discussion or contacts made by any of the Company's officers or directors relating to the reverse stock split, or any similar type transactions during the last two (2) years. Neither the Company nor Messrs, Eddleman, Girardi and Lack are aware of any offer made by any unaffiliated person for (a) the merger or consolidation of the Company with or into any company or vice versa, (b) the sale or transfer of all or any substantive part of the assets of the Company,
(c) a purchase of the Company's securities that would enable the holder to exercise control over the Company.

FAIRNESS OPINION

         Seidman prepared a draft fairness opinion to the Board which was reviewed at the October 6th meeting. In connection with rendering its opinion as presented to the Spectrum Board of Directors, Seidman reviewed and analyzed, among other things, the following:

         1. The terms of the proposed cash distribution to minority shareholders and reverse split;

         2. Discussions with certain members of the Company's senior management (CEO and CFO) concerning the Company's business, operations, historical financial results, and future prospects;

         3. The reported historical prices, trading multiples, and trading volumes of the common stock of the Company;

         4. Publicly available financial data, stock market performance data, and trading multiples of companies which it deemed generally comparable to the Company;

         5. Conditions in, and the outlook for, the laboratory equipment and supplies market of which Spectrum is a part;

         6. Conditions in, and the outlook for the United States economy, interest rates and financial markets;

         7. Other studies, analyses, and investigations as Seidman deemed appropriate.

         In preparing the Seidman Opinion, Seidman assumed and relied upon the accuracy and completeness of the financial and other information used by it and it did not attempt independently to verify such information, nor did Seidman assume any responsibility to do so. Seidman also assumed that there was no material changes in the Company's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Seidman. Seidman did not visit or conduct a physical inspection of the properties and facilities of the Company, nor did it make or obtain any independent evaluation or appraisal of such properties and facilities. Seidman has also taken into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation in general. Seidman assumed the correctness of all legal advice rendered as to all legal matters related to the Company, the proposed transaction and related documents. Seidman has assumed that the proposed transaction will be completed in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations.

         The Seidman Opinion was based upon economic, market, financial and other conditions as they exist and can be evaluated on the date of the opinion and does not address the fairness as a result of the proposed transaction on any other date.

         In connection with rendering its opinion, Seidman performed a variety of financial analyses, including those summarized below. These analyses were presented to the Directors on September 30, 2004. The summary set forth below does not purport to be a complete description of the analyses performed by Seidman in this regard. Seidman also noted that the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, Seidman advised the Board that notwithstanding the separate analyses summarized below, Seidman believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all of its analyses and factors, or attempting to ascribe relative weights to some or all of its analyses and factors, could create an incomplete view of the evaluation process underlying its opinion.

         Seidman reviewed the historical stock market performance of Spectrum Laboratories, Inc. on the Over-The-Counter Bulletin Board. This analysis indicated that the current pre-reverse split trading price for a share of Spectrum Laboratories, Inc. common stock was $2.10 as of the September 22, 2004, Valuation Date, and that the prices paid for a share of Spectrum Laboratories, inc. common stock during approximately the last 52 weeks ranged between a high of $4.00 and a low of $1.60 per share. It is noted that the price was at a pre-reverse split level of $4.00 per share for only three days, February 13, 17 and 18, 2004, and fell back to a level of $2.70 on 1,348 shares traded on February 19, 2004. There was no trading in the shares thereafter until March 17, when 178 shares traded, and the stock dropped to $2.30 a share. Thereafter, the shares traded within a range of $2.30 and $2.50 per share on only four days of trading on nominal volume until July 13, 2004, when the shares dropped to $2.05 per share from $2.50 per share on volume of 266 shares. On September 1, 2004, the shares rose from $2.05 to $2.10 per share on volume of 200 shares, remained at $2.10 per share on volume of 200 shares on September 2, 2004, and did not trade again through September 22, 2004.

         The price of $2.56 per share represented a premium of approximately 22% over the latest transaction price of $2.10. In analyzing the appropriateness of the 22% premium, Seidman examined transaction control premium data obtained from the Mergerstat Control Premium Study for the year July 2, 2003 through June 30, 2004, which is the latest public data available from this source. Mergerstat includes all transactions where more than 50% of a company changes hands. During this subject time period, only one company sharing the same Standard Industrial Code as Spectrum was found to have completed a transaction, and the control premium for this company was 17.5%. Altogether, there were five companies generically related to Spectrum which had transactions during this period, and these companies had a 19.1% median control premium. In turn, there were six companies in various industries which went private during this subject time period, but these companies were found to be larger in size and more visible in the marketplace. These six companies had a 26.5% median control premium. Further, the Mergerstat Control Premium Study for the Second Quarter of 2004 reports 70 domestic transactions with a median control premium of 24.2%. In this connection, a study by the Centre for Management Buyout Research entitled "Public to Private Takeovers and Market for Corporate Control" shows that premiums received by shareholders in firms "going private" are lower than those received by shareholders in other types of transactions. The authors of each of the studies referred to in this paragraph consented to use of their studies in this information statement.

         Another test of fairness employed by Seidman is based on the comparison of the multiples at which the subject Spectrum minority shareholders would be selling shares relative to the multiples of selective publicly-traded market comparable companies. Using publicly available information, Seidman reviewed the stock price ratios as of September 22, 2004, of the following companies: Bio-Rad Laboratories, Inc., Millipore Corporation, New Brunswick Scientific Co., Inc., O.I. Corporation, Pall Corporation, Perkin Elmer, Inc., and Waters Corp., which are collectively referred to in this section as the "Comparable Companies." Seidman believes these companies are engaged in lines of business that are generally comparable to that of Spectrum. Five of the market comparable companies, however, are much larger than Spectrum, with annual revenues of approximately $1 billion or more annually. In contrast, Spectrum has annual revenues approximating $12.4 million. Two of the market comparable companies, New Brunswick Scientific and O.I. Corporation, are closer in size to Spectrum. New Brunswick has $56.6 million of annual revenues; O.I. Corp. has approximately $26.7 million of annual revenues.

         Using these two most market comparable companies as the reference for determining the fairness of the price to be paid Spectrum minority shareholders, Seidman reviewed, among other things, price/latest book, price/3 year average revenues, price/3 year average operating cash flow, price/three year average operating income, price/average three year's pre-tax income, and, likewise, price/latest year's revenues, price/latest year's operating cash flow, price/latest year's operating income, and price/latest year's pre-tax income. Seidman compared the various capitalizing factors of the two most comparable companies from the publicly-traded universe with those of Spectrum. As is evident in the tables below, there is only one capitalizing measure for which that of Spectrum is lower, that of price/3 year average operating cash flow. (The price latest book value ratios of 1.53X and 1.54X are so close that Seidman felt they supported the view that Spectrum was lower in only one category). In the instance of all other capitalizing measures, both those relating to average three year operating data and that of latest year's, the multiples to be paid the shareholders of Spectrum were at approximately the same level or higher, notwithstanding lower Spectrum revenues and a smaller relative tangible net worth.


                                                    TABLE I

                                                  SPECTRUM LB

                      DERIVATION OF CAPITALIZED VALUE USING SELECTED COMPARABLE COMPANIES
                              MEDIAN PRICE MULTIPLES BASED ON 3-YEAR AVERAGE DATA
                              ---------------------------------------------------
                                                    ($000)

                                                                           Price/        Price/
                                                                           3-Year        3-Year       Price/
                                                            Price/         Average       Average      3-Year
                                            Price/          3-Year         Operating     Operating    Average
SPECTRUM LB                                 Latest          Average        Cash Flow     Income       Pre-Tax
Market Comparable Companies:                Book            Revenues       (EBITDA)      (EBIT)       Income
----------------------------                ----            --------       --------      ------       ------
N B SCIENT                                  1.80 x            .84 x        13.53 x       21.28 x      30.46 x
O I CORP                                    1.28 x            .97 x        10.29 x       12.93 x      11.08 x

Median Capitalizing Factors for Selected
Market Comparable Companies                 1.54 x           .90 x         11.91 x       17.10 x      20.77 x

Capitalizing Multiples for Spectrum
@ 22% premium ($2.56 per share)             1.53x           1.07 x          9.37 x       19.74 x      22.69 x



                                                      20



                                                        TABLE II

                                                       SPECTRUM LB

                           DERIVATION OF CAPITALIZED VALUE USING SELECTED COMPARABLE COMPANIES
                                    MEDIAN PRICE MULTIPLES BASED ON LATEST YEAR DATA
                                                         ($000)

                                                                              Price/        Price/
                                                                              Latest        Latest          Price/
                                                              Price/          Year          Year            Latest
                                            Price/            Latest          Operating     Operating       Year
SPECTRUM LB                                 Latest            Year            Cash Flow     Income          Pre-Tax
Market Comparable Companies:                Book              Revenues        (EBITDA)      (EBIT)          Income
----------------------------                ----              --------        --------      ------          ------

N B SCIENT                                  1.80 x              .80 x          11.45 x       17.22 x        24.12 x
O I CORP                                    1.28 x              .91 x           7.96 x        9.52 x         8.70 x

Median Capitalizing Factors for Selected
Market Comparable Companies                 1.54 x              .86 x           9.70 x       13.37 x        16.41 x
Capitalizing Multiples for Spectrum
@ 22% premium ($2.56 per share)             1.53 x              1.1 x          11.31 x       35.51 x        46.73 x

         Finally, Seidman attempted to apply a leveraged buyout analysis to the financial information supplied by Spectrum. In this instance, the indicated scenario at any reasonable derived multiple of projected 2004 EBITDA (earnings before interest, taxes, depreciation and amortization), results in a valuation which is less than that otherwise being offered to the Spectrum minority shareholders. The indicated capitalized value for the shares is 11.3x latest EBITDA. It is doubtful that for a leveraged buyout, more than 6x EBITDA would have been offered so applying this analysis, the fairness of the subject cash distribution is indicated.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock at September 30, 2005 by (i) all persons (ii) all directors and nominees and (iii) all directors and nominees and officers of the Company as a group. On such date there were 5,312,468 shares outstanding:

                                            Pre-Split                                    Post-Split
                              ----------------------------------             -----------------------------------
Name and Address              Amount and                Percent              Amount and                Percent
                              Nature Of                 of Class             Nature of                 of Class
                              Beneficial                                     Beneficial
                              Ownership (1)                                  Ownership (1)
----------------------------------------------------------------------------------------------------------------
Roy T. Eddleman               4,320,128                   81.3                  173                      82.8
18617 Broadwick Street
Rancho Dominguez, CA 90220

Thomas V. Girardi, J.D.         800,002                   15.1                   32                      15.3
1126 Wilshire Blvd.
Los Angeles, CA 90017

Jay Henis, Ph.D.                 20,000      (A)           0.4
501 Marford Drive
St. Louis, MO 63141

Walter J. Lack, J.D.            109,918                    2.1                    4                       1.9
10100 Santa Monica Blvd.
Los Angeles, CA 90067

Jack Whitescarver, Ph.D.         20,000      (A)           0.4
4301 Massachusetts Ave. NW #6002
Washington, D.C.  20016

F. Jesus Martinez               265,624      (A)           4.8                10.62                       4.8
18617 Broadwick Street
Rancho Dominquez, CA 90220

Brian A. Watts                  120,000      (A)           2.2                  4.8                       2.2
18617 Broadwick Street
Rancho Dominquez, CA 90200

All directors and officers    5,655,672      (B)          98.6                                            100%
as a Group (7 in number)

(1) All amounts are amounts of ownership of common stock of the Company unless otherwise indicated.
(A) Entire amount is amount of exercisable stock options
(B) Includes 425,624 exercisable stock options

                            OUTSTANDING STOCK OPTIONS

         Stock options are held by four individuals who are either directors or officers. The following table shows the effect of the Reverse Stock Split on Spectrum's outstanding stock options:

                                          Pre-Split                  Post-Split
                                          ---------                  ----------

Jay Henis, director                          20,000                      0.80

Jack Whitescarver, director                  20,000                      0.80

Jesus Martinez, Vice President              265,624                     10.62

Brian Watts, CFO                            120,000                      4.80
                                           --------                    -------
                                            425,624                     17.02

The Company will equitably adjust the exercise price. Each of the shareholders has agreed not to exercise options in connection with the Reverse Stock Split

                            TRADING MARKET AND PRICE

The Company's common stock is quoted on the OTC Bulletin Board. The following table sets forth for the periods indicated the high and the low prices of the Company's Common Stock each quarter during the past two years and during 2005 year to date. Note there have been no trades to date during the fourth quarter of 2005.

                                                    High                  Low
                                                    ----                  ---

            Third Quarter  2005                     $2.50                 $2.34
            Second Quarter 2005                     $2.50                 $2.33
            First Quarter of 2005                   $2.35                 $2.23

            Year ended December 25, 2004
            First Quarter                           $4.00                 $1.70
            Second Quarter                           2.50                  2.25
            Third Quarter                            2.10                  2.05
            Fourth Quarter                           2.34                  2.22

            Year ended December 27, 2003
            First Quarter                             .55                   .55
            Second Quarter                           2.95                   .65
            Third Quarter                            2.25                  2.15
            Fourth Quarter                           2.50                  1.60

EXCHANGE OF CERTIFICATES AND PAYMENT

The Company will pay the Cashed Out Shareholders out of its own cash assets. The Company has sufficient cash assets to pay the amount in full. As soon as practicable after the effective date, the holders of the Common Stock will be notified that the reverse stock split has been effected and they should surrender to the Company any certificate(s) representing outstanding shares of existing Spectrum common Stock in exchange for (i) cash for any fractional shares or (ii) new certificate(s) representing the number of new Spectrum common stock that will result from the reverse stock split. On the effective date, each certificate representing shares of existing Spectrum Common Stock will be deemed for all purposes to represent either (i) a claim for cash payment for a fractional share, or (ii) the number of shares of new Spectrum common stock that will result from the reverse stock split, whether or not the certificates representing existing Spectrum Common Stock are surrendered for exchange. It is anticipated that the payment in cash for any fractional shares will be paid by the Company within thirty (30) days after such shares are surrendered to the company for payment. No interest will be paid to any fractional stockholders on the cash payments to be made from the effective date of the reverse stock split.

Registered stockholders who hold physical stock certificates will be instructed to submit their certificates to the Company in order to receive their fractional share payment. Stockholders who hold their shares in book entry form will automatically receive payment by check. Stockholders who hold their shares in a brokerage account will have the relevant account automatically credited by the broker. In the even that any certificate representing shares of Common Stock is not presented for cash upon request by the Company, the cash payment will be administered in accordance with the relevant state abandoned property laws.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

A summary of the federal income tax consequences of the reverse stock split is set forth below. The discussion is based on present federal income tax law. The discussion is not, and should not be relied on as, a comprehensive analysis of the tax issues arising from or relating to the reverse stock split. This summary does not purport to deal with all aspects of federal income taxation that may be relevant to a particular stockholder in light of such stockholder's personal investment circumstances or to certain types of stockholders subject to special treatment under the Internal Revenue Code of 1986, as amended (including, without limitation, financial institutions, broker-dealers, regulated investment companies, life insurance companies, tax-exempt organizations, foreign corporations and non-resident aliens). Accordingly, stockholders are urged to consult their personal tax advisors for an analysis of the effect of the reverse stock split based on their own tax situations, including consequences under applicable state, local or foreign tax laws.

For unaffiliated shareholders, the Company believes that the receipt of cash for fractional shares by them will be deemed a sale of the fractional share for income tax purposes and the difference between the amount of cash received for the fractional share and the stockholder's tax basis in such share will be the gain or loss to be recognized. The gain or loss will generally be a capital gain or loss, with the nature being short term if owned less than one (1) year and long term if owned for a year or more.

In the case of affiliated shareholder, Spectrum believes the exchange of existing Spectrum Common Stock for new Spectrum Common Stock under the reverse stock split will qualify as a recapitalization under Section 368 of the Internal Revenue Code, to the extent that outstanding shares of existing Spectrum Common Stock are exchanged for a reduced number of shares of new Spectrum Common Stock. Therefore, the exchange of existing Spectrum Common Stock for new Spectrum Common Stock will result in neither Spectrum nor its stockholders recognizing any gain or loss for federal income tax purposes. Affiliated shareholders who receive cash payments for fractional shares will be subject to federal tax to the same extent as unaffiliated shareholders.

The shares of common stock to be issued to each stockholder to effect the reverse stock split will have an aggregate basis, for computing gain or loss, equal to the aggregate basis of the shares of existing Spectrum Common Stock held by such stockholder immediately prior to the reverse stock split less the basis of any fractional shares for which you receive cash. A stockholder's holding period for the shares of new Spectrum common stock to be issued will include the holding period for shares of existing Spectrum Common Stock exchanged therefore, provided that such outstanding shares of existing Spectrum Common Stock were held by the stock holder as capital assets on the effective date of the reverse stock split.

The repurchase of the fractional shares by Spectrum will be considered a purchase and retirement of its own stock. The purchase will be treated as a reduction of stockholders' equity. Spectrum has no present plans to re-sell or dispose of the fractional shares acquired in this transaction.

COST OF THE REVERSE STOCK SPLIT

The Company estimates of the costs incurred or expected to be incurred in connection with the reverse stock split to be approximately $112,000 in addition to the $287,918 necessary to pay Cashed Out Shareholders. Actual costs of the transaction may be more or less than this estimate. The Company will be responsible for paying these costs. Estimated costs are as follows:

              Legal fees                                        $ 35,000
              Transfer agent fees                                      0
              Fees for fairness opinion                           35,000
              Printing and mailing costs                           5,000
              SEC filing fees                                      2,000
              Accounting fees                                     25,000
              Miscellaneous                                       10,000
                                                                --------
              Total                                             $112,000

The Company expects its business and operations to continue as they are currently being conducted and, except as disclosed in this Information Statement, the reverse stock split is not anticipated to have any effect upon the conduct of the business. The Company expects to realize time and cost savings as a result of terminating its public company status. If the reverse stock split is consummated, all persons beneficially owning fewer than 25,000 shares of Common stock at the effective time of the reverse stock split will no longer have any equity interest in, and will not be stockholders of, the Company and therefore will not participate in its future potential earnings and growth.

If the reverse stock split is effected, the Company will be 100% owned by these stockholders who are currently directors.

The Company plans, as a result of the reverse stock split, to become a privately held company. The registration of Common Stock under the Exchange Act will be terminated and the Common Stock will cease to be quoted on the OTCBB.

As stated throughout this Information Statement, the Company believes that there are significant advantages in effecting the reverse stock split and going private and the Company plans to avail itself of any opportunities it has as a private company, including, but not limited to, improving its ability to compete in the marketplace, making itself a more viable candidate with respect to a merger or acquisition transaction with any one of its competitors or entering into some type of joint venture or other arrangement.

Other than as described in this Information Statement, neither the Company nor its management has any current plans or proposals to effect any extraordinary corporate transaction; such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business. There are no plans to change any material term of any severance agreement or retention bonus plan agreement with any of the Company's executive officers.

FINANCIAL STATEMENTS AND FINANCIAL INFORMATION

The Company's Annual Report on Form 10-KSB/A for the year ended December 25, 2004, which contains audited consolidated financial statements of the Company for the fiscal year ended December 25, 2004, and certain additional financial information, and the Company's Quarterly Report on Form 10-QSB/A for the quarter ended June 25, 2005, which contains unaudited condensed consolidated financial statements of the Company, are being mailed to stockholders of record with this Information Statement and are incorporated herein by reference. Summary financial information is provided below for the fiscal years ending December 2003 and December 2004 and for the quarter ending June 2004 and June 2005. The summary information is derived from the audited financial statements included in the company's 10KSB/A and from the unaudited information included in the Forms 10 QSB/A.


                                          SPECTRUM LABORATORIES, INC.
                                         SUMMARY FINANCIAL INFORMATION

                                        FISCAL YEAR ENDING (1)            QUARTER 1 ENDING(2)
                                    -----------------------------     --------------------------
                                       12/25/2004     12/27/2003         6/25/2005    6/26/2004
                                    -------------- --------------     ------------- ------------
Current Assets                             13,199          8,959             12,886        9,110


Non Current Assets                          6,097          6,495              5,659        6,425


Current Liabilities                         1,981          1,996              1,848        1,862


Non Current Liabilities                     6,820          3,540              6,310        3,060


Stockholders' Equity                       10,495          9,918             10,387       10,613


Net Sales                                  13,250         12,544              6,348        6,602


Gross Profit                                5,519          5,750              2,705        2,886


Income (Loss) from Operations                 545            332                (22)         550


Net Income (Loss)                             402            432                (14)         385


Net Income (Loss) Per Share               $  0.08        $  0.08            $  (--)      $  0.07


Book Value Per Share                      $  1.98        $  1.87            $  1.96      $  2.00
---------------------

(1) Information is based upon the Company's audited financial statements included in the Company's most recent form 10-KSB/A. (in 000's except for per share date)

(2) Information is based upon the Company's unaudited financial statements included in the Company's most recent form 10-QSB/A. (in 000's except for per share date)

The ratio of earnings to fixed charges (i) for the year ended December 27, 2003, was 1.5, (ii) for the year ended December 25, 2004, was 2.1, (iii) and for the six months ended June 26, 2004, was 3.4, and (iv) for the six months ended June 25, 2005, was 0.9.

Upon written request of any person who is a record holder of Common Stock or as of the close of business on November 2, 2005 the Company will also provide without charge to such person a copy of the Company's Annual Report on Form 10-KSB/A for the fiscal year ended December 25, 2004 as filed with the SEC, excluding exhibits. Any written request must be directed as follows:

Copies of the fairness opinion and any related report provided by Seidman and Co. can be viewed and will be made available for copying at the company's offices upon duplication to our Corporate Secretary.

                               Corporate Secretary,
                               Spectrum Laboratories, Inc,
                               18617 Rancho Dominguez, California 90220
                               tel. (310) 855 4600
                               fax. (310) 885 4666

APPENDIX A FAIRNESS OPINION

SEIDMAN & CO., INC.

110 East 59th Street, 25th Floor                             Tel: (212) 843-1480
New York, NY 10022                                           Fax: (212) 843-1484

32400 Telegraph Road, Suite 205                              Tel: (248) 645-9700
Bingham Farms, MI 48025                                      Fax: (248) 645-9701

                                                      Email: info@seidman-co.com
                                                     Website: www.seidman-co.com



                               September 30, 2004

The Board of Directors
SPECTRUM LABORATORIES, INC.
18617 Broadwick Street
Rancho Dominguez, California 90220-6435

Gentlemen:

         You have requested the opinion of Seidman & Co., Inc. ("Seidman") as to the fairness, from a financial point-of-view, to the minority common stock shareholders of Spectrum Laboratories, Inc. ("Spectrum," "SLI," or "the Company"), a Delaware corporation, of the proposed cash distribution of $2.56 per pre-split share of the Company, prior to a proposed reverse split of 1 (one) for 25,000 (twenty-five thousand) shares. Seidman & Co., Inc. is regularly engaged in the valuation of businesses and securities in connection with purchases and sales of businesses, mergers and acquisitions, going private, leveraged buyouts, and other related securities transactions.

         In reaching our fairness opinion, we examined and considered all available information and data which we deemed relevant to determining the fairness of the subject distribution to the shareholders of SLI, from a financial point of view, including:

         1.       Terms of the proposed cash distribution and reverse split;

         2. Certain publicly available financial statements and other business and financial information of Spectrum Laboratories, Inc.;

         3. Discussions with certain members of the Company's senior management concerning the Company's business, operations, historical financial results, and future prospects;

         4. The reported historical prices, trading multiples, and trading volumes of the common stock of the Company;

         5. Publicly available financial data, stock market performance data, and trading multiples of companies which we deemed generally comparable to the Company;

         6. Conditions in, and the outlook for, the laboratory equipment and supplies market;

                               INVESTMENT BANKING
                                ESTABLISHED 1970

                                                             SEIDMAN & CO., INC.
The Board of Directors
Spectrum Laboratories, Inc.
September 30, 2004

Page 2

         7. Conditions in, and the outlook for the United States economy, interest rates and financial markets;

         8. Other studies, analyses, and investigations as we deemed appropriate.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein without considering the analysis as a whole could create an incomplete view of the processes underlying Seidman & Co. Inc.'s fairness opinion. This letter is prepared solely for the purpose of Seidman & Co., Inc. providing an outline of the opinion as to the fairness of the subject cash distribution, and does not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold. This letter only has application as it is employed with reference to the full written analysis and supporting research and tables.

         During the course of our investigation, we conducted interviews with persons who, in our judgment, were capable of providing us with information necessary to complete the assignment, including members of management. We have assumed that the information and accounting supplied by management and others are accurate, and reflect good faith efforts to describe the current and prospective status of Spectrum Laboratories, Inc. from an operational and financial point-of-view. We have relied, without independent verification, upon the accuracy of the information provided by these sources.

         In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Spectrum, nor have we been furnished with any such appraisals. We have assumed that the final terms of the cash distribution and reverse split will not materially differ from the preliminary terms reviewed by us. In addition, we have assumed that the subject cash distribution and reverse split will be consummated in a timely manner and in accordance with the terms without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Spectrum.

         It is understood that this letter is intended for the benefit and use of the Board of Directors of Spectrum, and it is not intended to confer rights or remedies upon any other entity or person. It is also understood that this letter does not constitute a recommendation to the Board of Directors of Spectrum as to whether or not to pursue the subject cash distribution and reverse split. This opinion does not address Spectrum's underlying business decision to pursue the proposed cash distribution and reverse split, the relative merits of the cash distribution and


                               INVESTMENT BANKING
                                ESTABLISHED 1970

                                                             SEIDMAN & CO., INC.


The Board of Directors
Spectrum Laboratories, Inc.
September 30, 2004

Page 3



reverse split as compared to any alternative business strategies that might exist for Spectrum, or the effects of any other transaction in which Spectrum might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any information statement to be distributed to the holders of Common Stock in connection with the proposed cash distribution and reverse split. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us as of the valuation date of September 22, 2004 ("Valuation Date"). Subsequent developments may affect this opinion, and we assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the Valuation Date.

         Based, therefore, on our analysis and consideration of the foregoing respective information and data, it is our considered professional judgment that as of September 22, 2004, the cash price of $2.56 per pre-split share of common stock to be paid to the public minority shareholders of Spectrum precedent to the proposed reverse split is fair to the minority shareholders of Spectrum Laboratories, Inc. from a financial point of view.

                                  Yours truly,



                                  Seidman & Co., Inc.







                               INVESTMENT BANKING
                                ESTABLISHED 1970




                                       32